SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8,2001
779033
(Commission File Number)

Condor Systems, Inc.

(Exact name of co-registrant as specified in its charter)

California	94-2623793
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

CEI Systems, Inc.

(Exact name of co-registrant as specified in its charter)

Delaware	77-0466448
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

18705 Madrone Parkway
Morgan Hill, CA 95037
(Address of principal executive offices, with zip code)

(408) 201-8000
(Co-Registrant’s telephone number, including area code)

2133 Samaritan Drive
San Jose, California 95124
(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership.

On November 8, 2001, Condor Systems, Inc., a California corporation, and its wholly owned subsidiary, CEI Systems, Inc., a Delaware corporation (jointly “the Company”) filed a voluntary petition for reorganization under chapter 11 (“Chapter 11”) of the United States Bankruptcy Code (“The Bankruptcy Code”) in the US Bankruptcy Court for the Northern District of California, San Jose Division.

At the time of filing the Company had not paid the approximately $6,000,000 of interest due on November 1, 2001 on its publicly traded $100 Million of 11 7/8% Series B Senior Subordinated Notes due 2009. These notes are general, unsecured obligations of the Company.

In addition, the Company is in non-compliance with several of the financial ratio covenants included in its $50,000,000 Senior Secured Credit Facility as was reported by the Company in the Company’s second quarter Form10-Q. The Company had obtained formal waivers from the lenders as reported in forms 8-K through September 30, 2001. Since that time the Company has remained in non-compliance and the lenders have not exercised any contractual rights or taken action against the Company. The Company has secured debtor-in-possession financing in the amount of $10,000,000 from the lenders of the $50,000,000 Senior Secured Facility to provide liquidity during reorganization under Chapter 11.

As a result of the Chapter 11 filing, the existing officers and directors of the Company will continue to manage the business of the Company as a debtor-in-possession subject to Bankruptcy Court approval for certain actions of the Company. The Company’s daily operations will continue in accordance with its customary practice during the pendency of the chapter 11 proceedings.

The press release, which is filed as Exhibit 99.1 to the Form 8-K which is hereby incorporated by reference contains a more complete description of the event.

Item 7. Exhibits

Exhibit 99.1	-Press release dated November 8, 2001 announcing the Chapter 11 filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONDOR SYSTEMS, INC.

Date: November 8, 2001	By: /s/ Fred Bassett
Name: Fred Bassett Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	-Press release dated November 8, 2001 announcing the Chapter 11 filings.